Exhibit 10.1

May 1, 2007

Michael A. Ricci

47669 Fremont Blvd.

Fremont, CA 94538

Dear Mike,

I am very pleased to offer you a position with Ikanos Communications, Inc (the “Company”) as President and Chief Executive Officer, reporting to the Board of Directors of the Company (the “Board”). You will have responsibility for the management and direction of the Company. In addition, you will be appointed to the Company’s Board of Directors. We would like your start date to be as soon as reasonable, but no later than June 4, 2007.

We are pleased to offer you an annual base salary of $375,000, which will be paid in accordance with the Company’s normal payroll procedures. In addition, you will also receive a one-time cash payment of $50,000 (less applicable tax withholdings) as a sign on bonus upon your joining Ikanos Communications. This amount will be paid within 30 days of your date of hire. We are also pleased to offer you a comprehensive package of employee benefits generally offered to employees and executives including health benefits. You will be eligible to accrue fifteen days of paid time-off (PTO) per calendar year. This time may be used for vacation, personal time off or sick time in accordance with the Company’s PTO policy. In addition, the Company observes eight scheduled holidays and two floating holidays per year. You should note that the Company may modify salaries and benefits from time to time, as it deems necessary.

Assuming you are employed at the Company through January 1, 2008, you will be eligible for an annual bonus, currently set in the amount of 86.7% of your base salary for fiscal 2007. Because you will not have been with the Company for all of fiscal year 2007, you will be eligible to receive a pro-rated portion of the total annual bonus amount based on the number of months you are with the Company for fiscal year 2007. By way of example, assuming your date of hire is June 1, 2007, you will have earned and be eligible to receive 7/12th of the total annual bonus amount at the end of fiscal year 2007, which amount would equal $189,656.25 (7/12th of 86.7% x $375,000 (base salary)). Such pro-rated bonus amount will be paid within 30 days of the end of fiscal year 2007. For fiscal years thereafter, the annual target bonus amounts shall determined by the Compensation Committee and payment of such bonus shall be based on both the Company’s achievement of specified financial targets for such fiscal year established by the Compensation Committee and your achievement of specific objectives and milestones for such fiscal year mutually agreed upon and set by you and the Company.

An important component of our compensation package includes the opportunity for ownership in our Company. After you commence employment and upon approval by the Compensation Committee, the Company will grant you an option to purchase 300,000 shares of the Company’s common stock. The price of the shares will be determined by the closing market price of the Company common stock on the day the option is granted. The option will commence vesting on your date of hire and will vest over four (4) years with 25% of the shares subject to such option vesting one (1) year after your date of hire and 1/48th of the shares subject to such option vesting monthly thereafter, subject to your continued service with the Company through each such date. The options may be granted from one of the Company’s stock option plans (the “Stock Option Plans”) or pursuant to a stand-alone stock option agreement, or a combination of both, as determined by the Compensation Committee. As a result, the options will be subject to the terms, definitions and provisions of the Stock Option Plan under which it is granted, if any, and the stock option agreement by and between the Company and you (the “Option Agreement”), both of which documents are incorporated herein by reference; provided, however, that the terms and provisions of the Option Agreement shall be substantially the same as if the portion of the options represented by such Option Agreement had been granted under the Stock Option Plan.

After you commence employment, you will also receive an award of 75,000 Restricted Stock Units (“RSUs”) upon approval by the Compensation Committee. Vesting will commence on your date of hire and such RSUs will vest over two (2) years with 50% of the RSUs vesting one (1) year after your date of hire and 1/8th of the RSUs vesting quarterly thereafter, subject to your continued service with the Company through each such date. The RSUs may be granted from one of the Stock Option Plans or pursuant to a stand-alone RSU agreement, or a combination of both, as determined by the Compensation Committee. As a result, the RSUs will be subject to the terms, definitions and provisions of the Stock Option Plan under which it is granted, if any, and the RSU agreement by and between the Company and you (the “RSU Agreement”), both of which documents are incorporated herein by reference; provided, however, that the terms and provisions of the RSU Agreement shall be substantially the same as if the portion of the RSUs represented by such RSU Agreement had been granted under the Stock Option Plan.

Starting in fiscal year 2008, you will also be eligible to participate in the Ikanos Employee Equity Program whereby employees are eligible for additional Company equity, as determined by the Compensation Committee.

In the event the Company terminates your employment with the Company without Cause, you will be entitled to receive (i) continuing payments of severance pay equal to twelve (12) months of your then current base salary on the date of termination, payable in accordance with the Company’s normal payroll procedures and subject to the usual, required withholding; (ii) accelerated vesting of all outstanding and unvested equity awards (including, without limitation, options and RSUs) with respect to that portion of the award that would have vested during the one (1)-year period following your date of termination if you had remained employed with the Company through such period; and (iii) the same level of health (i.e., medical, vision and dental) coverage and benefits as in effect for you, and, if applicable, your covered dependents, on the day immediately preceding the termination date; provided, however, that (x) you constitute a qualified beneficiary, as defined in Section 4980B(g)(1) of the Internal Revenue Code of 1986, as amended (the “Code”); and (y) you elect continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), within the time period prescribed pursuant to COBRA. The Company shall reimburse your COBRA premiums until the earlier of (A) twelve (12) months after your date of termination, or (B) until you obtain substantially similar coverage under another employer’s group insurance plan.

If within twelve (12) months following a Change of Control; (A) you resign from your employment with the Company for Good Reason or (B) the Company terminates your employment without Cause, then you will be entitled to receive (i) continuing payments of severance pay equal to twelve (12) months of your then current base salary on the date of termination, payable in accordance with the Company’s normal payroll procedures and subject to the usual, required withholding; (ii) accelerated vesting of all outstanding and unvested equity awards as to 50% of the then unvested portion of any such award; and (iii) the same level of health (i.e., medical, vision and dental) coverage and benefits as in effect for you, and, if applicable, your covered dependents, on the day immediately preceding the termination date; provided, however, that (x) you constitute a qualified beneficiary, as defined in Section 4980B(g)(1) of the Code; and (y) you elect continuation coverage pursuant to COBRA, within the time period prescribed pursuant to COBRA. The Company shall reimburse your COBRA premiums until the earlier of (A) twelve (12) months after your date of termination, or (B) until you obtain substantially similar coverage under another employer’s group insurance plan.

Notwithstanding the foregoing, you will only be entitled to the severance payments and benefits set forth above if you enter into (and do not revoke) a release of any and all claims against the Company, in a form reasonably acceptable to the Company.

If you are a “specified employee” within the meaning of Section 409A of the Code and the final regulations and any other guidance promulgated thereunder (“Section 409A”) at the time of your termination, and the severance payable to you, if any, pursuant to this offer letter, when considered together with any other severance payments or separation benefits which may be considered deferred compensation under Section 409A (together, the “deferred compensation separation benefits”) will not and could under no circumstances, regardless of when such termination occurs, be paid in full by March 15 of the year following your termination, then only that portion of the severance payments (and any other deferred compensation separation benefits) which does not exceed the Section 409A Limit (as defined below) may be made within the first six (6) months following your termination of employment in accordance with the payment schedule set forth above (or, with respect to other deferred compensation separation benefits, the payment schedule applicable to each such payment or benefit). For these purposes, each severance payment is hereby designated as a separate payment and will not collectively be treated as a single payment. Any portion of the severance payments or other deferred compensation separation benefits in excess of the Section 409A Limit shall accrue and, to the extent such portion of the severance payments or other deferred compensation separation benefits would otherwise have been payable within the first six (6) months following your termination of employment, they will become payable on the date that is six (6) months and one (1) day following the date of your termination of employment. All subsequent severance payments or other deferred compensation separation benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. This provision is intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply.

The Company and you agree to work together in good faith to consider amendments to this offer letter and take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A.

Definition of Terms:

“Cause” means: (i) your failure to perform your assigned duties or responsibilities after notice thereof from the Company describing your failure to perform such duties or responsibilities; (ii) your engaging in any act of dishonesty, fraud or misrepresentation; (iii) your violation of any federal or state law or regulation applicable to the Company’s business; (iv) your breach of any confidentiality agreement or invention assignment agreement between you and the Company; or (v) your being convicted of, or entering a plea of nolo contendere to, any crime or committing any act of moral turpitude.

“Change of Control” means either: (i) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation or stock transfer, but excluding any such transaction effected primarily for the purpose of changing the domicile of the Company), unless the Company’s stockholders of record immediately prior to such transaction or series of related transactions hold, immediately after such transaction or series of related transactions, at least 50% of the voting power of the surviving or acquiring entity (provided that the sale by the Company of its securities for the purposes of raising additional funds will not constitute a Change of Control hereunder); or (ii) a sale of all or substantially all of the assets of the Company.

“Good Reason” means any of the following that occurs on or following a Change of Control and without your express written consent: (i) a material reduction of your duties, position or responsibilities; (ii) a material reduction by the Company in your base salary as in effect immediately prior to such reduction; (iii) a material reduction by the Company in the kind or level of employee benefits to which you are entitled immediately prior to such reduction with the result that your overall benefits package is significantly reduced; or (iv) a material change in the geographic location at which you must perform services (in other words, your relocation to a facility or a location more than fifty (50) miles from your then present location). Provided, however, that before you may terminate your employment for Good Reason, (A) you must provide written notice to the Company, within ninety (90) days of the initial existence of the Good Reason condition, setting forth the reasons for your intention to terminate your employment for Good Reason and (B) the Company must have an opportunity within thirty (30) days following delivery of such notice to cure the Good Reason condition.

“Section 409A Limit” means the lesser of two (2) times: (i) your annualized compensation based upon your annual rate of pay (unless otherwise defined by applicable guidance issued by the Internal Revenue Service after the date of this letter, “annual rate of pay” shall include base salary and bonus compensation) paid to you during the Company’s taxable year preceding the Company’s taxable year of your termination of employment; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which your employment is terminated.

You should be aware, and acknowledge and agree, that your employment with the Company is for no specified period of time and constitutes at will employment. As a result, you are free to resign at any time, for any reason, or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. Your continued employment with the Company is contingent upon the successful completion of a background check. Upon completion of this, Human Resources will confirm your employment status with the Company.

You will be eligible for a performance and salary review in accordance to the Company’s policy on performance management and compensation planning.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

As a Company employee, you will be expected to comply with and be bound by the operating policies, procedures, practices and rules and regulations of the Company. You will be expected to sign and comply with an Employment, Confidential Information, Invention Assignment and Arbitration Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company and non-disclosure of proprietary information. You will also be expected to sign and comply with our Company Code of Ethics and our Insider Trading Policy.

You agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company.

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me. A duplicate original is enclosed for your records. This letter, along with the agreement relating to the proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Executive Chairman of the Board and by you.

Mike, Ikanos Communications is an exciting endeavor. We are delivering on a strategy in the market that will cement our competitive position; and you, and your contributions will be an important component of our success. We look forward to working with you at Ikanos Communications.

Please call me with any questions that you may have about this offer.

On Behalf of the Board of Directors,

Sincerely,

/s/ G. Venkatesh
G. Venkatesh

Executive Chairman of the Board of Directors

Accepted and agreed to:

Date: 05/01/07

/s/ Mike Ricci
Employee Signature

Enclosures:

Employment, Confidential Information, Invention Assignment and Arbitration Agreement

Company Code of Ethics

Insider Trading Policy

Duplicate Original Offer Letter